Exhibit 10.13

AMENDMENT NO. 2

TO

DEMAND PROMISSORY NOTE

Dated:        April 30, 2010

REFERENCE IS MADE TO THE DEMAND PROMISSORY NOTE (the “Note”) dated September 24, 2007 and effective as of August 10, 2007 by KENMAR PREFERRED INVESTMENTS CORP., a Delaware corporation (the “Maker”) to KENMAR GLOBAL TRUST, a Delaware business trust (the “Holder”), as amended by Amendment No. 1 to the Note dated February 23, 2009 (“Amendment No. 1”).

Pursuant to the terms of the Note and Amendment No. 1 thereto, any portion of the principal amount of the Note which has not been demanded by the Holder prior to August 31, 2010 shall be due and payable by the Maker, along with all accrued and unpaid interest thereon on August 31, 2010, unless Maker and Holder agree to an extension thereof.

By this Amendment No. 2, Maker and Holder agree to modify the terms of the Note as follows:

3.	Fifty percent (50%) of the outstanding principal amount of the Note as of the date hereof, along with all accrued and unpaid interest thereon, shall be due and payable by the Maker on December 31, 2010; and

4.	Fifty percent (50%) of the outstanding principal amount of the Note as of the date hereof, along with all accrued and unpaid interest thereon, shall be due and payable by the Maker on December 31, 2011.

All other terms and provisions of the Note shall remain unchanged and in full force and effect.

This Amendment is made in the State of New York and shall be governed by and construed in accordance with the laws of said State, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the Maker and the Holder have executed this Amendment as of the date first written above.

KENMAR PREFERRED INVESTMENTS CORP.

By:	/s/ Kenneth A. Shewer
	Name:	Kenneth A. Shewer
	Title:	Chairman

KENMAR GLOBAL TRUST

By:	Kenmar Preferred Investments Corp., its Managing Owner

By:	/s/ Marc S. Goodman
	Name:	Marc S. Goodman
	Title:	President